UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2016

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Experience Art and Design is in the process of completing its merger of Metropolitan Dry Cleaners into a Blank Check Shell.  Metropolitan is filing with the State of Florida to convert from an LLC to a Corporation. After this action item is done Metropolitan will then complete a merger into the Shell Company.  Once the merger is complete an audit will be performed on the combined entity. It is estimated the audit should take two weeks or less to complete.

The Form 10 is slated to begin being drafted next week.  The record date for shareholders to receive dividends will be announced after the New Year to give all investors a chance to return from the holidays.
The initial Float for Metropolitan is expected to be in the range of 5 million shares after the dividend is issued, and this number includes EXAD shareholders owning approximately 40% of the Float.

Experience Art and Design will complete the transaction with the incoming entity after the end of the year, so the value of the incoming assets can be verified to the stated value.  The current value of the incoming entity as of today fits within the range given and stated in the previous 8K.

Last week Metropolitan Dry Cleaners delivered the Stock Purchase Agreement (SPA) to acquire the seven-unit operation to the Seller. Both Metropolitan and the Seller feel comfortable moving forward having worked out a solution to get the company's financials audited.  A fully executed copy is expected right after the New Year allowing time for the Sellers counsel to review the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: December 28, 2016	/s/Derrick Lefcoe
Derrick Lefcoe
Chief Executive Officer